Free Writing Prospectus filed pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement dated August 3, 2020 to the Prospectus dated November 8, 2019

Registration Statement No. 333-234586

AstraZeneca PLC

$1,200,000,000 0.700% Notes due 2026

$1,300,000,000 1.375% Notes due 2030

$500,000,000 2.125% Notes due 2050

Final Term Sheets

Issuer:	AstraZeneca PLC
Trade Date:	August 3, 2020
Settlement Date:	August 6, 2020 (T+3)
Expected Ratings:	Moody’s: A3; S&P: BBB+

$1,200,000,000 0.700% Notes due 2026:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,200,000,000
Maturity Date:	April 8, 2026
Coupon:	0.700%
Benchmark Treasury:	0.250% due July 31, 2025
Benchmark Treasury Price and Yield:	100-04¼, 0.223%
Spread to Benchmark Treasury:	+55 basis points
Yield to Maturity:	0.773%
Price to Public:	99.595% of the Aggregate Principal Amount
Interest Payment Dates:	April 8 and October 8, commencing April 8, 2021
Gross Proceeds to Issuer:	$1,195,140,000
Underwriting Discount:	0.225% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,192,440,000
Redemption Provisions:
Optional Make-Whole Redemption:	At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to March 8, 2026, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on March 8, 2026 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.100% and (ii) on or after March 8, 2026, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353AV0
ISIN:	US046353AV09

$1,300,000,000 1.375% Notes due 2030:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,300,000,000
Maturity Date:	August 6, 2030
Coupon:	1.375%
Benchmark Treasury:	0.625% due May 15, 2030
Benchmark Treasury Price and Yield:	100-21, 0.556%
Spread to Benchmark Treasury:	+85 basis points
Yield to Maturity:	1.406%
Price to Public:	99.712% of the Aggregate Principal Amount
Interest Payment Dates:	February 6 and August 6, commencing February 6, 2021
Gross Proceeds to Issuer:	$1,296,256,000
Underwriting Discount:	0.325% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,292,031,000
Redemption Provisions:
Optional Make-Whole Redemption:	At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to May 6, 2030, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on May 6, 2030 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.150% and (ii) on or after May 6, 2030, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353AW8
ISIN:	US046353AV09

$500,000,000 2.125% Notes due 2050:

Security Type:	Senior Notes
Aggregate Principal Amount:	$500,000,000
Maturity Date:	August 6, 2050

Coupon:	2.125%
Benchmark Treasury:	2.000% due February 15, 2050
Benchmark Treasury Price and Yield:	119-08+, 1.221%
Spread to Benchmark Treasury:	+100 basis points
Yield to Maturity:	2.221%
Price to Public:	97.906% of the Aggregate Principal Amount
Interest Payment Dates:	February 6 and August 6, commencing February 6, 2021
Gross Proceeds to Issuer:	$489,530,000
Underwriting Discount:	0.650% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$486,280,000
Redemption Provisions:
Optional Make-Whole Redemption:	At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to February 6, 2050, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on February 6, 2050 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.150% and (ii) on or after February 6, 2050, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353AX6
ISIN:	US046353AX64

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. Mizuho Securities USA LLC
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley and Co. LLC

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Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in respect of the notes in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement in respect of the notes if you request it by calling BofA Securities, Inc. at toll-free 1-800-294-1322, HSBC Securities (USA) Inc. at toll-free 1-866-811-8049, or Mizuho Securities USA LLC at toll-free 1-866-271-7403.

It is expected that delivery of the notes will be made against payment on or about the Settlement Date, which will be the third business day following the Trade Date of the notes (such settlement being referred to as “T+3”). Trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

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